Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2008 Stock Incentive Plan, as amended, the 2016 Incentive Award Plan and the 2016 Employee Stock Purchase Plan of Selecta Biosciences, Inc. of our report dated March 30, 2016 (except for Note 17(b) as to which the date is June 8, 2016), with respect to the consolidated financial statements of Selecta Biosciences, Inc. included in its Registration Statement (Form S-1 No. 333-211555) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 24, 2016